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                                                                   EXHIBIT 10.17

                          CONSULTING SERVICES AGREEMENT

      THIS CONSULTING SERVICES AGREEMENT ("Agreement") is made and entered into as of the 24th day of April, 2002, by and between Suntron Corporation, a Delaware corporation (the "Company"), and Allen S. Braswell, Jr., an individual ("Consultant").

      1. Appointment of Consultant. The Company appoints Consultant and Consultant accepts appointment to serve as a consultant to the Company's business on the terms and conditions provided in this Agreement.

      2. Board of Directors Supervision. The activities of Consultant to be performed under this Agreement shall be subject to the supervision of the Chief Executive Officer of the Company (the "CEO") and subject to reasonable policies not inconsistent with the terms of this Agreement adopted by the Company's Board of Directors (the "Board") and in effect from time to time.

      3. Responsibilities of Consultant. Subject to any limitations imposed by applicable law or regulation, Consultant shall render consulting services to the Company, which services shall include the services set forth on Schedule 1 hereto. In addition, Consultant will give the Company the benefit of his special knowledge, skill and business expertise to promote the Company's interests.

      4. Independent Contractor. Consultant shall be an independent contractor, and nothing obtained in this Agreement shall be deemed or construed (i) to create a partnership or joint venture between the Company and Consultant, or
(ii) to cause Consultant to be responsible in any way for the debts, liabilities or obligations of the Company or any other party, or (iii) to constitute Consultant an employee, officer or agent of the Company.

      5. Consulting Fee. In consideration of Consultant's agreement to provide the consulting services described in Section 3 of this Agreement, the Company shall pay to Consultant a cash consulting fee equal to $1,500 per day for each day Consultant provides consulting services from Denver, Colorado, and $2000 per day for each day Consultant provides consulting services outside of Denver, Colorado, payable in monthly installments in arrears.

      6. Expense Reimbursement. During the term hereof, the Company shall, consistent with the Company's policies and internal audit procedures and upon the submission of supporting documentation by Consultant, reimburse Consultant for all other reasonable expenses actually paid or incurred by Consultant in the course of providing consulting services to the Company pursuant to the terms of this Agreement, including expenses for travel and entertainment.

      7. Other Activities of Consultant. Consultant shall be entitled to perform consulting services for other entities provided that such services do not violate the provisions of this Agreement or interfere with the provisions hereof.

      8. Restrictive Covenants.

            8.1 Non-competition. During the term hereof and for a period of one year following the termination of this Agreement, Consultant shall not, directly or indirectly, (A) acquire or own in any manner any interest in any person, firm, partnership, corporation, association or other entity that provides or intends to provide depot/repair services to any existing Customer Program (as defined below), or (B) be employed by or serve as an employee, agent, officer, director of, or as a consultant to, any person, firm, partnership, corporation, association or other entity that provides or intends to provide depot/repair services to any existing Customer Program; provided, however, that nothing herein shall be deemed to prevent the ownership, solely as an investment, of less than one percent in the aggregate of the equity
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securities of any class of any issuer whose shares are registered under Section
12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and are listed or admitted for trading on any United States national securities exchange or are quoted on the National Association of Securities Dealers Automated Quotations System, or any similar system of automated dissemination of quotations of securities prices in common use, so long as Consultant is not involved in the management or conduct of the business affairs of such issuer nor a member of any "control group" (within the meaning of the rules and regulations of the United States Securities and Exchange Commission) of any such issuer. For purposes of this Section 8, "Customer Program" shall mean any product family within an existing customer of that is served by the Company or any of its subsidiaries. For purposes of clarity, Schedule 2 hereto lists the Company's existing Customer Programs. The Company agrees to update Schedule 2 every three months to bring the list of then existing Customer Programs current. Consultant acknowledges and agrees that the covenants provided for in this Section 8.1 are reasonable and necessary in terms of time, area and line of business to protect the Company's "Trade Secrets" (as hereinafter defined). Consultant further acknowledges and agrees that such covenants are reasonable and necessary in terms of time, area and line of business to protect the Company's legitimate business interests, which include its interests in protecting the Company's (i) valuable confidential business information, (ii) substantial relationships with customers throughout the United States, and (iii) customer goodwill associated with the ongoing business of the Company. Consultant expressly authorizes the enforcement of the covenants provided for in this Section 8.1 by (A) the Company and its subsidiaries, (B) the Company's permitted assigns, and (C) any successors to the Company's business. To the extent that the covenant provided for in this Section 8.1 may later be deemed by a court to be too broad to be enforced with respect to its duration or with respect to any particular activity or geographic area, the court making such determination shall have the power to reduce the duration or scope of the provision, and to add or delete specific words or phrases to or from the provision. The provision as modified shall then be enforced.

            8.2 Nondisclosure. Consultant agrees that he shall not divulge, communicate, use to the detriment of the Company or for the benefit of any other person or persons, or misuse in any way, any "Confidential Information" pertaining to the Company or its affiliates. Any Confidential Information now known or hereafter acquired by Consultant with respect to the Company or its affiliates shall be deemed a valuable, special and unique asset of the Company that is received by Consultant in confidence and as a fiduciary, and Consultant shall remain a fiduciary to the Company with respect to all of such information. For purposes of this Agreement, the following terms when used in this Agreement have the meanings set forth below:

            "Confidential Information" means confidential data and confidential information marked or otherwise identified as confidential or proprietary relating to the business of the Company or its affiliates (which does not rise to the status of a Trade Secret under applicable law) which is or has been disclosed to Consultant or of which Consultant became aware as a consequence of or through the Company's engagement of Consultant and which has value to the Company or its affiliates and is not generally known to the competitors of the Company. Confidential Information shall not include any data or information that
(i) has been voluntarily disclosed to the general public by the Company or its affiliates, (ii) has been independently developed and disclosed to the general public by others, or (iii) otherwise enters the public domain through lawful means.

            "Trade Secrets" means information of the Company or its affiliates including, but not limited to, technical or nontechnical data, formulae, patterns, compilations, programs, financial data, financial plans, product or service plans or lists of actual or potential customers or suppliers which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

      In addition, during the term hereof and during the periods described in the last sentence of this Section 8.2, Consultant (a) will receive and hold all Confidential Information and Trade Secrets (collectively "Company Information") in trust and in strictest confidence, (b) will take reasonable steps to protect the Company Information from disclosure and will in no event take any action causing, or fail to take any action reasonably necessary to prevent, any Company Information to lose its character as


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Company Information, and (c) except as required by Consultant's duties in the course of the Company's engagement of Consultant, will not, directly or indirectly, use, disseminate or otherwise disclose any Company Information to any third party without the prior written consent of the Company, which may be withheld in the Company's absolute discretion. The provisions of this Section
8.2 shall survive the termination of this Agreement (i) for a period of five years with respect to Confidential Information, and (ii) with respect to Trade Secrets, for so long as any such information qualifies as a Trade Secret under applicable law.

            8.3 Nonsolicitation of Employees and Customers. During the term hereof and for a period of one year thereafter, Consultant shall not, directly or indirectly, for himself or for any other person, firm, corporation, partnership, association or other entity, (i) attempt to employ or enter into any contractual arrangement with any employee or former employee of the Company, unless such employee or former employee has not been employed by the Company for a period in excess of six months, and/or (ii) call on or solicit any of the actual or targeted prospective customers or clients of the Company, nor shall Consultant make known the names and addresses of such customers or any information relating in any manner to the Company's trade or business relationships with such customers.

            8.4 Books and Records. All books, records, reports, writings, notes, notebooks, computer programs, sketches, drawings, blueprints, prototypes, formulae, photographs, negatives, models, equipment, chemicals, reproductions, proposals, flow sheets, supply contracts, customer lists and other documents and/or things relating in any manner to the business of the Company (including but not limited to any of the same embodying or relating to any Confidential Information or Trade Secrets), whether prepared by Consultant or otherwise coming into Consultant's possession, shall be the exclusive property of the Company and shall not be copied, duplicated, replicated, transformed, modified or removed from the premises of the Company except pursuant to the business of the Company and shall be returned immediately to the Company on termination of this Agreement or on the Company's request at any time.

            8.5 Non-disparagement and Future Conduct or Litigation. Consultant expressly covenants and agrees that during the term hereof and for a period of three (3) years following the termination hereof, he will not make any statements about or relating to the Company, including its affiliates, officers, directors, shareholders, agents, independent contractors, counsel, management or business practices, that are disparaging or likely to cause embarrassment or that could materially and adversely affect the Company's business or reputation. In addition, Consultant agrees to assist the Company in the future (at reasonable times and upon reasonable notice, with no expense to Consultant) in connection with any litigation or other matters of which Consultant has any knowledge.

      9. Injunction. It is recognized and hereby acknowledged by the parties hereto that a breach by Consultant of any of the covenants contained in Section 8 of this Agreement will cause irreparable harm and damage to the Company, the monetary amount of which may be virtually impossible to ascertain. As a result, Consultant recognizes and hereby acknowledges that the Company shall be entitled to an injunction from any court of competent jurisdiction (without posting a bond or other security) enjoining and restraining any violation of any or all of the covenants contained in Section 8 of this Agreement by Consultant or any of his affiliates, associates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other remedies the Company may possess.

      10. Inventions and Patents.

            10.1 The services Consultant will perform in the course of the Company's engagement of Consultant may include the invention of new programs, methods, processes, apparatus and products and the development and improvement of existing programs, methods, processes, apparatus, reports, drawings, memoranda, specimens, models, letters, notebooks, software, firmware, program listings and documentation which will or may be related to or used in the business of the Company. Consultant will promptly and fully disclose to the Company, or any of its designees, any and all improvements, designs, ideas, works of authorship, copyrightable works, discoveries, trademarks,


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copyrights, trade secrets, formulae, processes, techniques, know-how, and data, whether or not patentable, made or conceived or reduced to practice or learned by Consultant, either alone or jointly with others, during the term hereof (whether or not during normal working hours) that are related to or useful in the business of the Company or result from tasks assigned by Consultant or the Company, or result from use of premises or equipment owned, leased, or contracted for by the Company (all said improvements, inventions, designs, ideas, works of authorship, copyrightable works, discoveries, trademarks, copyrights, trade secrets, formulae, processes, techniques, know-how, data, patent applications continuation applications, continuation-in-part applications, file wrapper continuation applications and divisional applications shall be collectively hereinafter called "Inventions"). All such Inventions shall be the sole property of the Company, its successors, assigns and nominees, and Consultant hereby assigns to the Company, without further compensation, all rights, title and interest in and to such Inventions and any and all related patents, patent applications, copyrights, copyright applications, trademarks and trade names in the United States and elsewhere.

            10.2 Exceptions. Consultant shall not be obligated to assign any Invention that may be wholly conceived by him after the termination of this Agreement, except that Consultant is so obligated if such Invention shall involve the utilization of Confidential Information or Trade Secrets obtained while Consultant is engaged by the Company.

            10.3 Records. Consultant will keep and maintain adequate and current written records of all Inventions (in the form of notes, sketches, drawings and as may be specified by the Company), which records shall be available to and remain the sole property of the Company at all times.

            10.4 Enforcement and Protection. Consultant will assist the Company in obtaining and enforcing patents, copyrights and other forms of legal protection of such Inventions in any country. Upon request, Consultant will execute all applications, assignments, instruments and papers and perform all acts necessary or desired by the Company to assign all such Inventions fully and completely to the Company and to enable the Company, its successors, assigns and nominees, to secure and enjoy the full and exclusive benefits and advantages thereof. If the Company is unable, after reasonable effort, to secure Consultant's signature on any patent, copyright or other analogous protection relating to an Invention, whether because of Consultant's physical or mental incapacity or for any other reason whatsoever, Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agent and attorney-in-fact, to act for and in his behalf and stead to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyright or other analogous protection thereon with the same legal force and effect as if executed by Consultant.

            10.5 Works Made for Hire. Consultant acknowledges that all original works of authorship which are made by him (solely or jointly with others) within the scope of the Company's engagement of Consultant and which are protectable by copyright are being created at the instance of the Company and are "works made for hire," as that term is defined in the United States Copyright Act (17 USCA, Section 101). If such laws are inapplicable or in the event that such works, or any part thereof, are determined by a court of competent jurisdiction not to be a work made for hire under the United States copyright laws, this Agreement shall operate as an irrevocable and unconditional assignment by Consultant to the Company of all of his right, title and interest (including, without limitation all rights in and to the copyrights throughout the world, including the right to prepare derivative works and the right to all renewals and extensions) in the works in perpetuity.

            10.6 Post Termination Obligations. Consultant understands that certain obligations under this Section 10 will continue after the termination of the Company's engagement of Consultant and that during the term hereof Consultant will perform his obligations under this Section 10 without further payment of any kind, except for reimbursement of expenses incurred at the request of the Company. Consultant further understands that if Consultant is not engaged by the Company at the time he is requested to perform any obligations under this Section 10, he shall receive for such performance a reasonable per diem fee, as well as reimbursement of any expenses incurred at the request of the Company.


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      11. Term. This Agreement shall remain in effect through December 31, 2002;
provided, however, that (i) either the Company or Consultant may unilaterally terminate this Agreement in the event of the breach of any of the material terms or provisions of this Agreement by the other party, which breach is not cured within 10 business days after written notice of the same is given to the party alleged to be in breach, and (ii) the Company and Consultant may terminate this Agreement by mutual agreement at any time.

      12. Standard of Care. Consultant shall not be liable for any mistakes of fact, errors of judgment, for losses sustained by the Company or for any acts or omissions of any kind (including acts or omissions of Consultant), unless and except to the event that the Company's losses (including expenses, costs and attorneys' fees) result from the gross negligence or willful misconduct of Consultant.

      13. No Assignment. Without the consent of Consultant, the Company shall not assign, transfer or convey any of its rights, duties or interest under this Agreement, nor shall it delegate any of the obligations or duties required to be kept or performed by it hereunder. Without the prior written consent of the Company, Consultant shall not assign, transfer or convey any of its rights, duties or interests under this Agreement, nor shall it delegate any of the obligations or duties required to be kept or performed by it under this Agreement.

      14. Notices. All notices, demands, consents, approvals and requests given by either party to the other hereunder shall be in writing and shall be personally delivered or sent by registered or certified mail, return receipt requested, postage prepaid, to the parties at the following addresses:

      If to the Company:    Suntron Corporation
                            2501 West Grandview Road
                            Phoenix, Arizona 85023
                            Attention: James K. Bass, President and Chief
                                       Executive Officer

                            with a copy to:

                            Jeffrey W. Goettman
                            Thayer Capital Partners
                            1455 Pennsylvania Avenue, N.W., Suite 350
                            Washington, D.C.  20004

      If to Consultant:     Allen S. Braswell, Jr.
                            11 West Ranch Road
                            Morrison, Colorado 80465

Any party may at any time change its respective address by sending written notice to the other party of the change in the manner hereinabove prescribed.

      15. Severability. If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or enforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

      16. No Waiver. The failure by any party to exercise any right, remedy or elections herein contained or permitted by law shall not constitute or be construed as a waiver or relinquishment for the future exercise of such right, remedy or election, but the same shall continue and remain in full force and effect. All rights and remedies that any party may have at law, in equity or otherwise upon breach of any term or condition of this Agreement, shall be distinct, separate and cumulative rights and remedies and


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no one of them, whether exercised or not, shall be deemed to be in exclusion of any other right or remedy.

      17. Entire Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the matters herein contained and any agreement hereafter made shall be ineffective to effect any change or modification, in whole or in part, unless such agreement is in writing and signed by the party against whom enforcement of the change or modification is sought.

      18. Governing Laws. This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona without reference to the laws of any other state.

      19. Waiver of Jury Trial. The parties hereto hereby waive trial by jury in any judicial proceeding involving, directly or indirectly, any matter (whether in tort, contract or otherwise) in any way arising out of, related to, or connected with this Agreement, the related documents or the relationship established hereunder.

      20. Attorneys' Fees. In the event any suit or other legal proceeding is brought for the enforcement of any of the provisions of this Agreement, the parties hereto agree that the prevailing party or parties shall be entitled to recover from the other party or parties upon final judgment on the merits reasonable attorneys' fees and costs incurred bringing or defending such suit or proceedings.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly exercised by their authorized representatives as of the date first above written.

                                        SUNTRON CORPORATION

                                        By: /s/ Michael Eblin
                                           ---------------------------------
                                        Name: Michael Eblin
                                        Title: Vice President


                                        CONSULTANT

                                        /s/ Allen S. Braswell, Jr.
                                        ------------------------------------
                                        Allen S. Braswell, Jr., Individually


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                                   SCHEDULE 1

                               CONSULTING SERVICES

      Consultant shall provide the following services on behalf of the Company:

o Assist the Company to pursue agreements with its customer(s) to divest in part or total a major service repair depot and to seek leverage into the depot/repair service segment of the electronics market.

o Represent Suntron as the lead in setting strategy and tactical actions for corporate services initiatives.

o Facilitate the Company's acquisition of one or more repair depot sites from Honeywell AES.

o Assist the Company to work with other major customers to establish an in-house depot/repair sites or acquire such depot/repair sites.

o Establish the process by which the Company acquires and integrates service repair depots into the Company infrastructure.

o Lead and document the integration/transition process with respect to any depot/repair service business acquired by the Company.

o Other projects/key initiatives with respect to establishing a depot/repair services business within the Company as directed by the Company's CEO